UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2019

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA		01864
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.125 per share	TER	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02.	Termination of a Material Definitive Agreement

On June 27, 2019, Teradyne, Inc. (the “Company”) terminated its Credit Agreement (the “Credit Agreement”), dated as of April 27, 2015, among the Company, as borrower, Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto.

The terminated Credit Agreement provided for a five-year, senior secured revolving credit facility of $350 million (the “Credit Facility”), which remained undrawn at all times. The Credit Agreement further provided that, subject to customary conditions, the Company could seek to obtain from existing or new lenders incremental commitments under the Credit Facility in an aggregate principal amount not to exceed $150 million. If drawn, loans under the Credit Agreement would have borne interest at a rate per annum equal, at the Company’s option, to either a base rate plus a margin ranging from 0.00% to 1.00% per annum or LIBOR plus a margin ranging from 1.00% to 2.00% per annum, based on the consolidated leverage ratio of the Company and its restricted subsidiaries. In addition, the Company was required to pay a commitment fee on the unused portion of the commitments under the Credit Facility ranging from 0.125% to 0.350% per annum, based on the then applicable consolidated leverage ratio. The Credit Agreement contained customary representations and warranties, as well as affirmative, negative and financial covenants, including a consolidated leverage ratio and an interest coverage ratio.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: June 27, 2019	By:	/s/ Sanjay Mehta
	Name:	Sanjay Mehta
	Title:	Vice President, Chief Financial Officer and Treasurer